MICHAEL GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

Exhibit 16.1

May 12, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	AP Event, Inc.

Dear Sirs/Madams:

The undersigned Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of AP Event, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated May 10, 2017 of Leafbuyer Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC